NEWS RELEASE

FOR IMMEDIATE RELEASE
HOUSTON and LONDON, May 1, 2026

LyondellBasell Reports First Quarter 2026 Earnings

•Net income: $125 million, $163 million excluding identified items1
•Diluted earnings per share: $0.38 per share; $0.49 per share excluding identified items
•EBITDA: $568 million, $615 million excluding identified items
•Middle East war has steepened the global cost curve for the petrochemical industry
•LYB is leveraging cost-advantaged production to capture upside while maintaining financial resilience
◦Demonstrating agility by increasing operating rates, optimizing production and capturing favorable pricing in dynamic markets with support from value-enhancing initiatives executed over the last 3 years
◦Advancing transformation of the LYB portfolio with the sale of four European sites to right-size and enhance the future footprint
◦Continuing work to reduce fixed costs, maintaining discipline in capital spending and proactively managing levels of working capital to support cash improvement in 2026
LyondellBasell Industries (NYSE: LYB) (the "company") today announced results for the first quarter 2026. Comparisons with the prior quarter and first quarter 2025 are available in the following table:
Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended
	March 31 2026	December 31 2025	March 31 2025
Sales and other operating revenues	$7,197	$7,091	$7,677
Net income (loss)	125	(140)	177
Diluted earnings (loss) per share	0.38	(0.45)	0.54
Weighted average diluted share count	323	322	324
EBITDA[1]	568	345	655
Excluding Identified Items1

Net income (loss) excluding identified items	$163	$(79)	$110
Diluted earnings (loss) per share excluding identified items	0.49	(0.26)	0.33
Asset write-downs, pre-tax	15	17	—
Cash Improvement Plan costs, pre-tax	—	5	—
Site closure costs, pre-tax	4	36	117
European transaction costs, pre-tax	10	9	—
(Income) loss from discontinued operations, pre-tax	18	5	(196)
EBITDA excluding identified items	615	417	576
(1) See “Information Related to Financial Measures” for a discussion of the company’s use of non-GAAP financial measures and Tables 2-4 for reconciliations or calculations of these financial measures. “Identified items” include adjustments for lower of cost or market ("LCM"), gain or loss on sale of business, asset write-downs in excess of $10 million in aggregate for the period, Cash Improvement Plan costs, site closure costs, European transaction costs and discontinued operations.

“The global cost curve for petrochemicals has materially steepened with the onset of war in the Middle East and is unlikely to revert to pre-war conditions anytime soon. LYB is moving quickly and decisively to increase production to help fill the gap in global supply for our essential products and improve security of supply for our customers. We are leveraging the lowest delivered cost with advantaged assets in North America and passing through higher raw material costs in Europe to profitably serve local demand,” said Peter Vanacker, LyondellBasell Chief Executive Officer. “The sequential improvement in our first quarter results was driven by operational discipline and commercial execution. Our deliberate portfolio actions, supported by our Value Enhancement Program and reductions in fixed cost through the Cash Improvement Plan, increase our capability to capture long-term value. We remain focused on cash generation while prioritizing safe and reliable operations that allow us to expand our earnings potential in 2026 and beyond.”

FIRST QUARTER 2026 RESULTS
The company reported net income for the first quarter 2026 of $125 million, or $0.38 per diluted share. During the quarter, the company recognized $38 million of identified items, net of tax. These items, which impacted first quarter earnings by $0.11 per share, included non-cash asset write-downs, costs incurred for transactions and discontinued operations. First quarter 2026 EBITDA was $568 million, or $615 million excluding identified items.

In the Olefins and Polyolefins - Americas segment, EBITDA doubled relative to the prior quarter as lower feedstock costs and accelerating product prices benefited integrated polyethylene margins to more than offset the negative impact from winter storm Fern at the start of the year. Tightening market conditions associated with the war in the Middle East supported higher polyethylene prices in both domestic and export markets. Polypropylene margins declined as prices lagged higher monomer costs during the early weeks of the war. In Europe, a combination of reduced imports and improved seasonal demand drove higher prices and volumes that were partially offset by higher naphtha costs.

In the Intermediates and Derivatives segment, propylene oxide and derivatives margins strengthened with improved pricing and increased demand. A delayed restart of the La Porte acetyls assets impacted first quarter profitability. In oxyfuels, margins compressed due to lower gasoline cracks and octane premiums while volumes were impacted by an outage at the Bayport PO/TBA site that began in March.

LyondellBasell used $269 million in cash from operating activities during the first quarter. After achieving a very low working capital balance at the end of 2025, the increased use of cash in the first quarter reflects a relatively modest, but typical, first quarter working capital build and the effects of serving increased global demand at higher prices and volumes. Capital allocation was balanced between capital expenditures of $269 million and $224 million of shareholder returns through dividends. At the end of the quarter, LYB held $2.6 billion in cash and cash equivalents and maintained $7.3 billion in available liquidity.

STRATEGY HIGHLIGHTS
LYB reached an important milestone in its portfolio transformation with the completion of the sale of four European assets. The company is now better positioned with increased resilience and greater flexibility to capture market upside by leveraging a greater proportion of its portfolio's low-cost production.

Against this backdrop, the company's three-pillar strategy remains unchanged with continued focus on the Cash Improvement Plan and active portfolio management to reduce fixed costs, maintain discipline in capital investments and drive the optimization of working capital to benefit cash generation. With this strong foundation, LYB is proactively managing its response to rapidly shifting global markets by aligning production with feedstock optimization and commercial execution to maximize value through the lowest delivered cost.

OUTLOOK
In the second quarter, market conditions are expected to support significant sequential improvement across almost all businesses, reflecting tighter supply dynamics and favorable pricing trends resulting from the disruption in the Middle East. In North America, further margin expansion is anticipated, driven by increased export demand and crude-linked pricing dynamics. In Europe, the completion of the European asset sale is expected to improve average margins while reducing cost. Reduced exports from the Middle East and Asia to Europe are leading to increased polymer spreads, which are expected to more than offset lower volumes associated with the divestiture. Reductions in operating rates and shutdowns associated with the war could accelerate capacity rationalizations to support a more constructive supply and demand balance for the global industry. In oxyfuels, higher margins from widening spreads should partially offset lower volumes associated with unplanned downtime at the Bayport PO/TBA site. Intermediate chemicals results are expected to improve with stronger methanol and acetyls margins.

The company is aligning second quarter operations to capture value and match demand by maximizing rates for North American olefins and polyolefins (O&P) assets and raising rates for European O&P assets to 80% while the Intermediates & Derivatives segment is expected to keep rates at 75%. Ongoing geopolitical uncertainty is likely to continue to drive supply dislocations and price volatility. With cost-advantaged assets and operating leverage, LYB is well-positioned to profit from the steeper global cost curve for petrochemicals.

CONFERENCE CALL
LYB will host a conference call May 1 at 11 a.m. ET. Participants on the call will include Chief Executive Officer Peter Vanacker, Executive Vice President and Chief Financial Officer Agustin Izquierdo, Executive Vice President of Global Olefins and Polyolefins Kim Foley, Executive Vice President of Intermediates and Derivatives Aaron Ledet, Executive Vice President of Advanced Polymer Solutions Torkel Rhenman and Head of Investor Relations David Kinney. For event access, the toll-free dial-in number is 1-877-407-8029, international dial-in number is 201-689-8029 or click the CallMe link. The slides and webcast that accompany the call will be available at investors.lyondellbasell.com/earnings. A replay of the call will be available from 1:00 p.m. ET May 1 until May 31, 2026. The replay toll-free dial-in numbers are 1-877-407-8029 and 201-689-8029. The access ID for each is 13746217.

ABOUT LYONDELLBASELL
We are LyondellBasell (NYSE: LYB) – a leader in the global chemical industry creating solutions for everyday sustainable living. Through advanced technology and focused investments, we are enabling a circular and low carbon economy. Across all we do, we aim to unlock value for our customers, investors and society. As one of the world's largest producers of polymers and a leader in polyolefin technologies, we develop, manufacture and market high-quality and innovative products for applications ranging from sustainable transportation and food safety to clean water and quality healthcare. For more information, please visit www.LyondellBasell.com or follow @LyondellBasell on LinkedIn.

FORWARD-LOOKING STATEMENTS
The statements in this release relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management of LyondellBasell which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. When used in this release, the words “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results could differ materially based on factors including, but not limited to, market conditions, including the prolonged industry downturn, the business cyclicality of the chemical and polymers industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; our ability to successfully implement initiatives identified pursuant to our Value Enhancement Program and generate anticipated earnings; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products; industry production capacities, operating rates, and the pace of global capacity rationalizations; the impacts and scope of the global supply disruption resulting from the war in the Middle East; our ability to manage costs; future financial and operating results; our ability to complete capital projects on time and on budget and successfully operate the asset; our ability to align our assets and grow and upgrade our core; our ability to reduce our fixed costs and increase cash flow; legal and environmental proceedings; tax rulings and related consequences or proceedings; the impacts of tariffs and trade disruptions; technological developments, and our ability to develop new products and process technologies; our ability to meet our sustainability goals, including the ability to operate safely, increase production of recycled and renewable-based polymers to meet our targets and forecasts, and reduce our emissions and achieve net zero emissions by the time set in our goals; our ability to procure energy from renewable sources; our ability to build a profitable Circular & Low Carbon Solutions business; our ability to improve the business performance of our Advanced Polymers Solutions segment and its ability to secure new customers; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; our ability to maintain our investment-grade credit rating and execute our capital allocation strategy, including our ability to pay dividends; and our ability to comply with debt covenants and to repay our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2025, which can be found at www.LyondellBasell.com on the Investors page and on the Securities and Exchange Commission’s website at www.sec.gov. There is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management of LyondellBasell at the time the statements are made. LyondellBasell does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change, except as required by law.

INFORMATION RELATED TO FINANCIAL MEASURES
This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

We report our financial results in accordance with U.S. generally accepted accounting principles ("GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, and EBITDA, net income and diluted EPS exclusive of identified items provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

We calculate EBITDA as net income (loss) plus interest expense, net, provision for (benefit from) income taxes, and depreciation and amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We also present EBITDA, net income and diluted EPS exclusive of identified items. Identified items include adjustments for lower of cost or market (“LCM”), gain or loss on sale of business, asset write-downs in excess of $10 million in aggregate for the period, Cash Improvement Plan costs, site closure costs, European transaction costs and discontinued operations. Asset write-downs include impairments of goodwill and impairments of long-lived assets. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods, within the same fiscal year as the charge, as market prices recover. A gain or loss on sale of a business is calculated as the consideration received from the sale less its carrying value. We evaluate property, plant and equipment and definite-lived intangible assets whenever impairment indicators are present. If it is determined that an asset or asset group’s undiscounted future cash flows will not be sufficient to recover the carrying amount, an impairment charge is recognized to write the asset down to its estimated fair value. Goodwill is tested for impairment annually in the fourth quarter or whenever events or changes in circumstances indicate that the fair value of a reporting unit with goodwill is below its carrying amount. If it is determined that the carrying value of the reporting unit including goodwill exceeds its fair value, an impairment charge is recognized. We assess our equity investments for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. If the decline in value is considered to be other than temporary the investment is written down to its estimated fair value. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In June 2025, we announced plans to sell select olefins and polyolefins assets and the associated business in Europe, resulting in selling expenses, separation costs and employee-related charges (collectively referred to as "European transaction costs"). In April 2025, the company announced the Cash Improvement Plan, focused on strengthening financial performance, which resulted in employee-related charges across all segments. In March 2025, we announced the permanent closure of our Dutch PO joint venture asset, resulting in the recognition of shutdown-related charges in our Intermediates & Derivatives ("I&D") segment. Additionally, we recognized shutdown and employee-related charges related to sites in our Advanced Polymer Solutions ("APS") and Olefins & Polyolefins – Europe, Asia, International ("O&P-EAI") segments. In February 2025, we ceased business operations at our Houston refinery. Accordingly, our refining business, previously disclosed as the Refining segment, is reported as a discontinued operation.

These non-GAAP financial measures as presented herein, may not be comparable to similarly titled measures reported by other companies due to differences in the way the measures are calculated. In addition, we include calculations for certain other financial measures to facilitate understanding. This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change.
LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

Additional operating and financial information may be found on our website at investors.lyondellbasell.com.

###

Source: LyondellBasell Industries

Investor Contact: David Kinney +1 713-309-7141
Media Contact: Nick Facchin +1 713-309-4791

Table 2 - Reconciliations of Net Income (Loss) to Net Income (Loss) Excluding Identified Items and to EBITDA Including and Excluding Identified Items
	Three Months Ended
Millions of U.S. dollars	March 31, 2026	December 31, 2025	March 31, 2025
Net income (loss)	$125	$(140)	$177
Identified items
add: Asset write-downs, pre-tax(a)	15	17	—
add: Cash Improvement Plan costs, pre-tax(b)	—	5	—
add: Site closure costs, pre-tax(c)	4	36	117
add: European transaction costs, pre-tax(d)	10	9	—
less: (Income) loss from discontinued operations, pre-tax	18	5	(196)
add: Provision for (benefit from) income taxes related to identified items	(9)	(11)	12
Net income (loss) excluding identified items	$163	$(79)	$110

Net income (loss)	$125	$(140)	$177
Provision for (benefit from) income taxes	(6)	(7)	78
Depreciation and amortization	342	385	323
Interest expense, net	107	107	77
EBITDA	568	345	655
Identified items
add: Asset write-downs(a)	15	17	—
add: Cash Improvement Plan costs(b)	—	5	—
add: Site closure costs(c)	4	36	117
add: European transaction costs(d)	10	9	—
less: EBITDA from discontinued operations	18	5	(196)
EBITDA excluding identified items	$615	$417	$576

(a) Includes asset write-downs in excess of $10 million in aggregate for the period. Asset write-downs for the three months ended March 31, 2026 and December 31, 2025, primarily relate to property, plant and equipment within our O&P-EAI segment.
(b) In April 2025, the company announced the Cash Improvement Plan, focused on strengthening financial performance, which resulted in employee-related charges across all segments.
(c) In March 2025, we announced the permanent closure of our Dutch PO joint venture asset, resulting in shutdown-related charges of $117 million for the three months ended March 31, 2025, and $9 million for the three months ended December 31, 2025, within our I&D segment. Additionally, for the three months ended December 31, 2025, we recognized closure costs of $20 million related to sites within our APS segment. For the three months ended March 31, 2026 and December 31, 2025, we recognized closure costs of $4 million and $7 million, respectively, related to a site in our O&P-EAI segment.
(d) In June 2025, we announced plans to sell select European olefins and polyolefins assets and the associated business, resulting in selling expenses, separation costs and employee-related charges in our O&P-EAI segment.

Table 3 - Reconciliation of Diluted EPS to Diluted EPS Excluding Identified Items
	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Diluted earnings (loss) per share	$0.38	$(0.45)	$0.54
Identified items
add: Asset write-downs(a)	0.03	0.04	—
add: Cash Improvement Plan costs	—	0.02	—
add: Site closure costs	0.01	0.08	0.27
add: European transaction costs	0.03	0.03	—
less: (Income) loss from discontinued operations	0.04	0.02	(0.48)
Diluted earnings (loss) per share excluding identified items	$0.49	$(0.26)	$0.33

(a) Includes asset write-downs in excess of $10 million in aggregate for the period.

Table 4 - Calculation of Cash and Liquid Investments and Total Liquidity
Millions of U.S. dollars	March 31, 2026
Cash and cash equivalents and restricted cash	$2,639
Short-term investments	—
Cash and liquid investments	2,639
add:
Availability under Senior Revolving Credit Facility	3,750
Availability under U.S. Receivables Facility	900
Total liquidity	$7,289